                                                         EX-99.B(i)wrlegopn

 July 25, 2000

W&R Funds, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

 RE:  W&R Funds, Inc.
     Post-Effective Amendment No. 16

 Dear Sir or Madam:

 In connection with the public offering of shares of Capital Stock of W&R
Funds, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

 It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

 I hereby consent to the filing of this opinion as an Exhibit to the said
Registration Statement and to the reference to me in such Statement of
Additional Information.

 Yours truly,

   /s/ Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary

 KAR/ckb